EXHIBIT 99.1

Amyris Reports Third Quarter 2014 Financial Results

Record Renewable Product Revenue of $11.5 Million and Lowered Production Cost Result in First Quarter of Positive Product Gross Margin

  Renewable product sales during first three quarters of 2014 increased by 66% over same period in prior year.
  Quarterly product sales and collaboration inflows of $27.2 million resulted in a non-GAAP EBITDA loss of $2.2 million, or $0.03 per share. On a GAAP basis, total revenues were $16.3 million resulting in a net loss of $36.6 million, or $0.46 per share, which includes non-GAAP losses of approximately $0.18 per share.
  Successful completion of first fragrance oil production at Brotas, achieving lower than planned production costs on better than planned production efficiency.
  At quarter end, introduced new farnesene strain at Brotas that has been delivering stable production with higher volume and lower costs. We continue to maintain stable, predictable operational performance.
  Continued expansion of product portfolio with planned introduction of VOC-compliant solvent for industrial cleaning industry and addition of European airline customers for renewable jet fuel.
  End of quarter cash, cash equivalents and short-term investments balance of $68.6 million.

EMERYVILLE, Calif., Nov. 4, 2014 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the third quarter ended September 30, 2014 and updated guidance.

"During the third quarter, we delivered more than $27 million in renewable product sales and collaboration inflows. As we further optimized production for multiple molecules at our Brotas biorefinery, we continued to see lower production costs, contributing to our first quarter of positive product gross margin,"said John Melo, Amyris President & CEO.

"We remain focused on executing our business plan, growing our revenues and inflows and managing our expenses wisely. Based on our strong operational performance and the continued progress of our consumer care business, including both our fragrance oil and emollients products, we believe we can achieve positive cash flow from operations while tracking to double our annual revenues," concluded Melo.

BUSINESS HIGHLIGHTS

Key operating and development highlights since the end of the second quarter include the following:

Renewable Production

  Completed first successful fragrance oil production campaign at Brotas biorefinery and shipped product for our partner, Firmenich.
  Introduced new farnesene strain at Brotas, which has resulted in record low production costs and predictable performance of our manufacturing process.

Sales & Collaboration

  Realized total revenues during the third quarter of $16.3 million on a GAAP basis. Combined inflows from product sales and collaborations were $27.2 million on a non-GAAP basis during the same period.
    Renewable product sales revenue was $11.5 million, a 177% increase over the third quarter of 2013.
    Grants and collaborations revenues were $4.9 million on a GAAP basis. During the third quarter, cash inflows from grants and collaborations were $15.7 million, non-GAAP. The largest differences between the GAAP and non-GAAP collaboration numbers are timing of revenue recognition and the collaboration cash from TOTAL, which is treated as debt for GAAP purposes.
  Launched our renewable jet fuel business, with initial airline customers now using or planning to use our fuel globally.

Financial Performance

  Non-GAAP EBITDA of -$2.2 million, or -$0.03 per share; on a GAAP basis, net loss of $36.6 million, or $0.46 per share on a basic basis.
  Quarter-end cash, cash equivalents and short-term investments balance of $68.6 million.

FORWARD-LOOKING GUIDANCE AND OUTLOOK

In light of our results through the first three quarters and increased visibility of our business strategy, we are updating guidance for 2014 and beyond.

  Inflows. We expect renewable product sales for the year to be around $30 million and collaboration inflows, a non-GAAP measure, to be around $50 million for 2014. Our 2014 outlook is lower than prior guidance due to timing of collaboration inflows, but in line with our longer-term outlook to double product revenues annually as well as to maintain annual collaboration inflows in the range of $60 to $70 million.
  Expenses. We continue to expect cash operating expenses for R&D and SG&A to be around $85 million and capital expenditures to be less than $8 million in 2014. We expect to maintain similar levels for expenditures in the coming year.
  Earnings. Based on the continued progress of our fragrance oils and emollient offerings, we believe there is an opportunity to achieve positive cash flow from operations in the coming quarters.
  Payback. We remain confident that we can achieve cash payback for our Brotas biorefinery by early 2016.

CONFERENCE CALL

Amyris will discuss these results and provide a business update in a conference call scheduled for today at 4:30 p.m. ET (1:30 p.m. PT). Investors may access a live audio webcast of this conference call and accompanying presentation in the Investor Relations section of the Company's website at http://investors.amyris.com. A replay of the webcast will be available in the Investor Relations section of the Company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

FINANCIAL RESULTS

The Company's quarterly results includes both GAAP and non-GAAP financial information, because the Company considers non-GAAP information to be a helpful measure to assess its operational performance and for financial and operational decision-making. The Company's non-GAAP financial information excludes stock-based compensation, loss on purchase commitments and write-off of production assets, depreciation and amortization, loss on write-off of non-production assets, gains and losses from changes in fair value of derivatives and debt extinguishment, but adds back accounts receivable, deferred revenue and funding associated with collaborations. EBITDA, a non-GAAP measure, is calculated using non-GAAP product sales and collaboration inflows, cost of products sold and expenses. Non-GAAP net loss attributable to Amyris, Inc. common stockholders is calculated using GAAP net loss attributable to Amyris, Inc. common stockholders and excluding the non-GAAP financial information described above. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net loss and non-GAAP EBITDA, to their GAAP equivalents, is provided in the tables to this press release.

Third Quarter 2014

Revenues are based on the two pillars of the Company's business model: collaboration inflows and product sales.

Total revenues for the third quarter of 2014 were $16.3 million, compared to $7.0 million for the third quarter of 2013, an increase of 133%.

During the third quarter of 2014, the Company's cost of products sold, before loss on purchase commitments and write-off of production assets, was $10.1 million, compared with $8.3 million for the third quarter of 2013. The higher cost of products sold for the third quarter of 2014 was mainly driven by sales of flavors and fragrances products this period, offset by lower cost of production along with a reduction in current period lower of cost or market adjustments as a result of higher production volumes and overall manufacturing cost reduction efforts.

Combined research & development expenses and sales, general & administrative expenses for the third quarter of 2014 were $27.3 million, compared with $26.4 million for the third quarter of 2013. The 3% increase in operating expenses was primarily a result of sales, general & administrative spending in consulting and outside services, salaries and benefits and relocation expenses, offset by the decrease in stock-based compensation in comparison to the prior year.

Net loss attributable to Amyris common stockholders for the third quarter was $36.6 million, or $0.46 per share on a basic and diluted basis, which includes a non-cash loss related to change in fair value of derivatives and debt extinguishment of $6.0 million, or $0.08 per share on a basic basis. In the third quarter of 2013, the GAAP net loss attributable to Amyris common stockholders was $24.2 million, or $0.32 per share on a basic and diluted basis. On a non-GAAP basis, net loss attributable to Amyris common stockholders for the third quarter of 2014 was $22.3 million, or $0.28 per share (basic and diluted), compared to a net loss of $20.6 million, or $0.27 per share (basic and diluted), for the same period of 2013.

The difference between GAAP and non-GAAP loss is primarily related to a non-cash benefit that was triggered by features of outstanding convertible notes related to change in control protection and price-based anti-dilution adjustment provisions. The valuation of these derivative liabilities increased in the third quarter primarily as a result of an increase in stock price and an increase in the risk-free rate, offset by the decrease in the remaining term of the convertible notes due to the passage of time, compared to June 30, 2014.

As of September 30, 2014, the Company had derivative liabilities, primarily related to outstanding convertible notes, with a fair value of $156.1 million. The Company estimates the fair value of these derivatives using several valuation models. Changes in the inputs for these valuation models may have a significant impact in the estimated fair value of the derivative liabilities. For example, an increase in the Company's stock price results in an increase in the estimated fair value of the derivative liabilities.

Nine Months Ended September 30, 2014

Aggregate revenues for the nine months ended September 30, 2014 were $31.7 million, compared to $25.7 million for the nine months ended September 30, 2013 - an increase of 23%.

During the nine months ended September 30, 2014, the Company's cost of products sold, before loss on purchase commitments and write-off of production assets, was $23.9 million, compared with $26.1 million for the nine months ended September 30, 2013. The lower cost of products sold for the nine months ended September 30, 2014 was driven by lower cost of production, along with a reduction in current period lower of cost or market adjustments as a result of higher production volumes and overall manufacturing cost reduction efforts.

Combined research & development expenses and sales, general & administrative expenses for the nine months ended September 30, 2014 were $79.8 million, compared with $85.7 million for the nine months ended September 30, 2013. The 7% decrease in operating expenses was a result of reductions in personnel-related costs and overall lower spending in comparison to the prior year.

Net loss attributable to Amyris common stockholders for the nine months ended September 30, 2014 was $55.7 million, or $0.71 per share on a basic basis and $0.94 per share on a diluted basis, which includes a non-cash gain related to change in fair value of derivatives and debt extinguishment of $37.6 million, or $0.48 per share on a basic basis. During the nine months ended September 30, 2013, the GAAP net loss attributable to Amyris common stockholders was $95.7 million, or $1.27 per share on a basic and diluted basis. On a non-GAAP basis, net loss attributable to Amyris common stockholders for the nine months ended September 30, 2014 was $70.2 million, or $0.90 per share (basic and diluted), compared to a net loss of $66.8 million, or $0.89 per share (basic and diluted), for the same period of 2013.

The difference between GAAP and non-GAAP loss is primarily related to a non-cash benefit that was triggered by features of outstanding convertible notes related to change in control protection and price-based anti-dilution adjustment provisions. The valuation of these derivative liabilities decreased primarily as a result of a decrease in the Company's stock price at September 30, 2014 compared to the stock price at December 31, 2013.

Non-GAAP Financial Information

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. The non-GAAP financial measures exclude non-cash items such as stock-based compensation, loss on purchase commitments and write-off of production assets, loss on write off of non-production assets, depreciation and amortization, gains and losses from change in fair value of derivatives and debt extinguishment but adds back accounts receivable, deferred revenue and funding associated with collaborations. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and, therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris's operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of molecules -- flexible building blocks that can be used in a wide range of products. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as expectations for cash inflows from product sales and collaborations and growth in sales, achievement of positive cash margin from products, operating expenses, positive EBITDA and cash flows, profitability in 2015, and cash payback from operations at a manufacturing plant) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on August 8, 2014. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biofene, Neossance, Diesel de Cana, and No Compromise are trademarks or registered trademarks of Amyris, Inc. All other trademarks are the property of their respective owners.

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	Sepember 30,	December 31,
	2014	2013

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 68,603	$ 8,296
Accounts receivable, net	10,707	7,734
Related party accounts receivable	384	484
Inventories, net	16,666	10,888
Prepaid expenses and other current assets	6,566	9,518
Total current assets	102,926	36,920
Property, plant and equipment, net	128,106	140,591
Restricted cash	1,659	1,648
Related party loan receivable	1,214	--
Other assets	15,622	10,585
Goodwill and intangible assets	9,120	9,120
Total assets	$ 258,647	$ 198,864

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 5,829	$ 6,512
Deferred revenue	9,366	2,222
Accrued and other current liabilities	14,424	21,221
Capital lease obligation, current portion	634	956
Debt, current portion	13,302	6,391
Total current liabilities	43,555	37,302
Capital lease obligation, net of current portion	224	287
Long-term debt, net of current portion	105,411	56,172
Related party debt	110,774	89,499
Deferred rent, net of current portion	10,237	10,191
Deferred revenue, net of current portion	3,794	5,000
Derivative liabilities	156,064	134,717
Other liabilities	9,232	1,544
Total liabilities	439,291	334,712

Amyris, Inc. stockholders' deficit	(180,006)	(135,264)
Noncontrolling interest	(638)	(584)
Total stockholders' deficit	(180,644)	(135,848)

Total liabilities and stockholders' deficit	$ 258,647	$ 198,864

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Revenues
Renewable product sales	$ 11,112	$ 3,138	$ 18,333	$ 10,130
Related party renewable product sale	368	1,006	402	1,182
Total product sales	11,480	4,144	18,735	11,312
Grants and collaborations revenue	4,861	2,860	12,954	11,763
Related party grants and collaborations revenue	--	--	--	2,647
Total grants and collaborations revenue	4,861	2,860	12,954	14,410
Total revenues	16,341	7,004	31,689	25,722
Costs and operating expenses
Cost of products sold	10,146	8,328	23,893	26,141
Loss on purchase commitments and write-off of production assets	193	--	352	8,423
Research and development (1)	12,940	13,370	38,101	43,116
Sales, general and administrative (1)	14,356	13,057	41,726	42,602
Total costs and operating expenses	37,635	34,755	104,072	120,282
Loss from operations	(21,294)	(27,751)	(72,383)	(94,560)
Other income (expense):
Gain (loss) from change fair in value of derivative & debt extinguishment	(6,000)	4,596	37,636	5,381
Other expense, net	(9,244)	(2,508)	(20,709)	(7,231)
Total other income (expense)	(15,244)	2,088	16,927	(1,850)
Loss before income taxes	(36,538)	(25,663)	(55,456)	(96,410)
Benefit (provision) for income taxes	(134)	1,435	(370)	953
Net loss	$ (36,672)	$ (24,228)	$ (55,826)	$ (95,457)
Net (income) loss attributable to noncontrolling interest	31	29	91	(232)
Net loss attributable to Amyris, Inc. common stockholders	$ (36,641)	$ (24,199)	$ (55,735)	$ (95,689)
Net loss per share attributable to common stockholders, basic	$ (0.46)	$ (0.32)	$ (0.71)	$ (1.27)
Net loss per share attributable to common stockholders, diluted	$ (0.46)	$ (0.32)	$ (0.94)	$ (1.27)
Weighted-average shares of common stock outstanding used in computing net income (loss) per share of common stock:
Basic	78,980,402	76,205,853	78,146,365	75,167,877
Diluted	78,980,402	76,205,853	111,114,801	75,167,877

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 915	$ 1,132	$ 2,623	$ 3,428
Sales, general and administrative	2,657	3,301	8,146	10,183
	$ 3,572	$ 4,433	$ 10,769	$ 13,611

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$ (36,641)	$ (24,199)	$ (55,735)	$ (95,689)
Loss on purchase commitments and write off of production assets	193	--	352	8,423
Stock-based compensation expense	3,572	4,433	10,769	13,611
Depreciation and amortization	3,795	3,768	11,334	12,259
Loss on write off of non-production assets	759	--	759	--
Gain (loss) from change fair in value of derivative & debt extinguishment	6,000	(4,596)	(37,636)	(5,381)
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$ (22,322)	$ (20,594)	$ (70,157)	$ (66,777)

Net loss per share attributable to Amyris, Inc. common stockholders, basic (GAAP)	$ (0.46)	$ (0.32)	$ (0.71)	$ (1.27)
Loss on purchase commitments and write off of production assets	--	--	--	0.11
Stock-based compensation expense	0.04	0.06	0.14	0.18
Depreciation and amortization	0.05	0.05	0.14	0.16
Loss on write off of non-production assets	0.01	--	0.01	--
Gain (loss) from change fair in value of derivative & debt extinguishment	0.08	(0.06)	(0.48)	(0.07)

Net loss per share attributable to Amyris, Inc. common stockholders, (Non-GAAP)	$ (0.28)	$ (0.27)	$ (0.90)	$ (0.89)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Product sales (GAAP & Non-GAAP)
Renewable product sales	$ 11,480	$ 4,144	$ 18,735	$ 11,312
Product sales (GAAP & Non-GAAP)	$ 11,480	$ 4,144	$ 18,735	$ 11,312

Grants and collaborations revenue (GAAP)	$ 4,861	$ 2,860	$ 12,954	$ 14,410
Change in accounts receivable, deferred revenue and fundings associated with collaborations	10,821	22,221	21,570	38,731
Collaborations Inflows (Non- GAAP) (1)	$ 15,682	$ 25,081	$ 34,524	$ 53,141

Total Revenues (GAAP)	$ 16,341	$ 7,004	$ 31,689	$ 25,722
Change in accounts receivable, deferred revenue and fundings associated with collaborations	10,821	22,221	21,570	38,731
Total Product Sales and Collaboration Inflows (Non-GAAP) (1)	$ 27,162	$ 29,225	$ 53,259	$ 64,453

Costs of products sold (GAAP)	$ 10,146	$ 8,328	$ 23,893	$ 26,141
Depreciation and amortization	(1,443)	(1,250)	(4,260)	(4,268)
Costs of products sold (Non- GAAP)	$ 8,703	$ 7,078	$ 19,633	$ 21,873

Gross Profit (Non- GAAP) (2)	$ 18,459	$ 22,147	$ 33,626	$ 42,580
Gross Margin (%)	68.0%	75.8%	63.1%	66.1%

Research and development (GAAP)	$ 12,940	$ 13,370	$ 38,101	$ 43,116
Stock-based compensation expense	(915)	(1,132)	(2,623)	(3,428)
Depreciation and amortization	(1,925)	(2,121)	(5,886)	(6,693)
Loss on write off of non-production assets	(759)	--	(759)	--
Research and development (Non-GAAP)	$ 9,341	$ 10,117	$ 28,833	$ 32,995

Sales, general and administrative (GAAP)	$ 14,356	$ 13,057	$ 41,726	$ 42,602
Stock-based compensation expense	(2,657)	(3,301)	(8,146)	(10,183)
Depreciation and amortization	(427)	(397)	(1,188)	(1,298)

Sales, general and administrative (Non- GAAP)	$ 11,272	$ 9,359	$ 32,392	$ 31,121

EBITDA (Non-GAAP)	$ (2,154)	$ 2,671	$ (27,599)	$ (21,536)

EBITDA (Non-GAAP) Per Share	$ (0.03)	$ 0.04	$ (0.35)	$ (0.29)

(1) The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition, and (ii) the TOTAL collaboration cash, which is treated as debt for GAAP purposes.
The three months ended September 30, 2014 and 2013, includes $11.0 million and $20.0 million, respectively, and the nine months ended September 30, 2014 and 2013, includes $11.0 million and $30.0 million, respectively, of funding from Total which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with Total.
(2) Non-GAAP Gross Profit is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.

CONTACT: Amyris, Inc.
         Investor Relations
         Joel Velasco
         (510) 740-7481
         investor@amyris.com